Exhibit 99.1

WARNER MUSIC GROUP CORP. STOCKHOLDERS

APPROVE ADOPTION OF MERGER AGREEMENT

New York, NY – July 6, 2011 – Warner Music Group Corp. (NYSE: WMG) (the “Company”) announced that at a special meeting of stockholders held earlier today, stockholders voted to adopt the previously announced merger agreement with Airplanes Music LLC and Airplanes Merger Sub, Inc., affiliates of Access Industries, Inc. (the “Merger Agreement”). Under the terms of the Merger Agreement, the Company’s stockholders will receive $8.25 per share in cash at the closing of the transaction. The Company currently expects the merger to be completed in the third calendar quarter of 2011, although the Company cannot assure completion by any particular date, if at all.

The adoption of the Merger Agreement was approved by holders of 145,819,757 shares of the Company’s outstanding common stock. 165,810 shares voted against the adoption of the Merger Agreement.

The stockholders of the Company also approved the proposal to approve, on an advisory (non-binding) basis, certain agreements or understandings with and items of compensation payable to the Company’s named executive officers that are based on or otherwise related to the merger (the “golden parachute” compensation).

The approval, on an advisory (non-binding) basis, of the “golden parachute” compensation was approved by holders of 137,738,124 shares of the Company’s outstanding common stock. 7,755,049 shares voted against the approval of the “golden parachute” compensation.

About Warner Music Group Corp.

With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of some of the best-known record labels in the music industry including Asylum, Atlantic, Cordless, East West, Elektra, Nonesuch, Reprise, Rhino, Roadrunner, Rykodisc, Sire, Warner Bros. and Word. Warner Music International, a leading company in national and international repertoire, operates through numerous international affiliates and licensees in more than 50 countries. Warner Music Group also includes Warner/Chappell Music, one of the world’s leading music publishers, with a catalog of more than one million copyrights worldwide. For more information on Warner Music Group, visit the Warner Music Group website at www.wmg.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements include statements regarding expectations as to the completion of the proposed merger transaction with Airplanes Music LLC and Airplanes Merger Sub, Inc., and the other transactions contemplated by the Merger Agreement relating to the proposed transaction. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those referred to in the forward-looking statements. Such risks include, but are not limited to, the ability of the parties to the Merger Agreement to satisfy the conditions to closing specified in the Merger Agreement. More information about the Company and other risks related to the Company are detailed in the Company’s most recent annual report on Form 10-K and its quarterly reports on Form 10-Q and current reports on Form 8-K as filed with the Securities and Exchange Commission. The Company does not undertake an obligation to update forward-looking statements.